Exhibit 99.1

Microvision Announces 2007 Results and 2008 Business Priorities

Company Hits Key 2007 Milestones, Focuses on Product Introduction in 2008

REDMOND, Wash.--(BUSINESS WIRE)--Microvision, Inc. (Nasdaq:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the fourth quarter and fiscal year of 2007 and announced its 2008 business priorities.

“2007 was a very productive and rewarding year for Microvision as we continued to position ourselves for future growth, particularly with high volume consumer and automotive products based on our PicoP™ display engine, an ultra miniature projection module which can produce full color, high-resolution images and is small and low power enough to be embedded directly into a mobile device,” stated Alexander Tokman, President and CEO.

“Our tremendous progress during 2007 culminated in the unveiling at the 2008 Consumer Electronics Show (CES) of our accessory projector prototype named SHOW™ - a PDA-sized, fully functional, self-contained, battery operated, full-color laser projector for use with mobile electronic devices.

“The momentum continued at the 2008 GSMA Mobile World Congress, the world’s largest mobile communications conference, where PicoP enabled demonstrators were showcased by several existing and potential partners to mobile operators, content providers and other customers. We believe that these successful demonstrations to global original equipment manufacturers (OEMs), mobile carriers and development partners advanced their interest in bringing the PicoP technology to market.

“During the remainder of 2008, we intend to complete the necessary technology, business development, and supply chain milestones required to bring the first PicoP enabled consumer product to market.”

2007 Operating Results

“I am happy to report that in 2007 we made outstanding progress in all of our focus areas, while carefully managing our operating expenses,” continued Tokman. We also retired outstanding debt and raised over $34 million through the call of our publicly traded warrants without additional dilution to our shareholders.”

Highlights for 2007 and early 2008 include:

PicoP Projector Displays

  Successfully unveiled at the 2008 CES, the SHOW™ prototype, a PDA-sized, fully self-contained, battery operated, full-color laser projector intended for mobile device applications.
  Signed an agreement with Motorola to develop pico projector display solutions for mobile applications using Microvision’s PicoP display engine.
  Signed a development contract with one of the world's leading consumer electronics companies to evaluate Microvision's advanced pico projector prototype displays for use with a variety of mobile devices, including mobile phones, laptops, personal media players and digital cameras.

PicoP Vehicle Displays

  Delivered the first advanced PicoP-based projection module for an Automotive Head Up Display (HUD) to Visteon, a Tier 1 automotive partner.
  Signed development contracts with two additional global Tier 1 integrators in Europe and Asia to develop a variety of PicoP based display applications for the automotive industry including improved instrument and entertainment displays and automotive HUD.

PicoP Wearable Displays

  Delivered per contract a demonstrator unit of an innovative eyewear optical system to the U.S. Air Force.
  Awarded a $3.2 million contract from the U.S. Air Force to provide a lightweight, see-through, full-color eyewear display prototype.

PicoP Platform Technology and Supply Chain

  Based on customer feedback, developed new wide-angle platform scanner that better meets mobile applications usage models.
  Improved PicoP image quality and validated the improvements through customer feedback and direct user studies.
  Signed an agreement with a large Asian, high volume consumer electronics integrator to manufacture fully functional stand-alone projector prototypes to support Microvision’s go-to-market strategy.

  Accelerated progress with leading ASIC development partners to reduce the size, power consumption and cost of the PicoP enabled displays.
  Successfully integrated green lasers from three leading laser suppliers into the PicoP display engine.

Bar Code Scanners

  Released ROV™, a new laser based bar code scanner incorporating Microvision’s core MEMS scanning mirror technology. The ROV Scanner was developed for use with mobile applications to provide simple and affordable “point of scan” capability.

Industry Awards and Recognition

  Received 2007 North American Frost & Sullivan Award for Technology Innovation for business and design advancements of a bi-directional MEMS scanning mirror, a key component of the company’s PicoP display engine.
  Named one of the Top 20 electronics companies worldwide by IEEE Spectrum in patent pipeline power for 2006.

Financial Results

For the year ended December 31, 2007, the company reported revenue of $10.5 million compared to $7.0 million for the same period in 2006 and $3.0 million for the three months ended December 31, 2007 compared to $1.8 million for the same period in 2006. As of December 31, 2007, the backlog totaled $4.1 million compared to $7.1 million at December 31, 2006.

The company reported an operating loss for the year ended December 31, 2007 of $26.7 million compared to $29.0 million for the same period in 2006 and $7.9 million for both the three months ended December 31, 2007 and December 31, 2006.

The company reported a net loss available to common shareholders of $19.8 million for the year ended December 31, 2007 compared to $27.3 million for the same period in 2006 and $6.0 million for the three months ended December 31, 2007 compared to $8.7 million for the same period in 2006. The net loss per share was $0.40 for the year ended December 31, 2007 compared to $0.81 for the same period in 2006 and $0.11 for the three months ended December 31, 2007 compared to $0.21 for the same period in 2006.

Net cash used in operating activities was $21.3 million for the year ended December 31, 2007 compared to $27.1 million for the same period in 2006 and $4.7 million for the three months ended December 31, 2007 compared to $5.8 million for the same period in 2006. The company ended the year with $35.8 million in cash, cash equivalents and investment securities.

2008 Priorities

“In 2008 we expect to continue to be focused on our primary goal of accelerating the path to market for high volume consumer and automotive products," Tokman continued. “We are targeting the initial introduction of our first PicoP based accessory product for the end of this year. In order to fulfill this aggressive goal we must:

  Further advance PicoP product miniaturization and power reduction;
  Secure initial customers to brand, market and distribute the PicoP accessory projector; and
  Complete the supply chain structure to support global commercialization.

“In addition to the accessory product initial introduction, we also plan to:

  Secure OEM commitments for PicoP enabled display solutions, including embedded mobile consumer device projectors and vehicle displays;
  Work with our customers to further develop our innovative eyewear technology to enable light weight, small form factor, full color eyewear;
  Deliver on existing customer commitments for consumer projection, automotive and eyewear displays; and
  Increase sales of our ROV bar code scanner by at least 100% over 2007 by partnering with key application providers and large mobility solution integrators as well as traditional AIDC channels.

“We believe our PicoP display engine will meet the size, power, and image quality requirements that OEMs and ultimately consumers will demand of mobile display products. I am proud of what we have accomplished over the last two years, and continue to remain excited about our future,” concluded Tokman.

Conference Call

Microvision will host a conference call to discuss its 2007 results, current business operations, and 2008 key priorities at 4:30 p.m. ET on March 6, 2008. Participants may join the conference call by dialing 888-680-0890 (for U.S. participants) or 617-213-4857 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 81048429. Additionally, the call will be broadcast over the Internet and can be accessed from the Company’s web site at www.microvision.com. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision (www.microvision.com)

Microvision is creating a display technology platform which is expected to enable next-generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

Forward Looking Statement

Certain statements contained in this release, including those relating to future product introductions, applications, business partnering expectations, sales, growth and business prospects, as well as statements containing words like “intend,” “expect,” “target,” “plan,” “believe,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2007	2006

Assets
Current Assets
Cash and cash equivalents	$13,399	$14,552
Investment securities, available-for-sale	22,411	-
Accounts receivable, net of allowances	1,885	1,166
Costs and estimated earnings in excess of billings on uncompleted contracts	443	565
Inventory	761	1,043
Current restricted investments in Lumera	-	10,693
Other current assets	1,180	1,986
Total current assets	40,079	30,005

Property and equipment, net	4,047	4,011
Restricted investments	1,125	1,268
Other assets	47	41
Total assets	$45,298	$35,325

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,146	$1,785
Accrued liabilities	4,154	3,698
Billings in excess of costs and estimated earnings on uncompleted contracts	970	200
Liability associated with common stock warrants	2,657	2,572
Liability associated with embedded derivative feature	-	68
Current portion of notes payable	-	2,418
Current portion of capital lease obligations	44	45
Current portion of long-term debt	65	59
Total current liabilities	10,036	10,845

Capital lease obligations, net of current portion	88	132
Long-term debt, net of current portion	393	457
Deferred rent, net of current portion	1,720	2,027
Total liabilities	12,237	13,461

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	57	43
Additional paid-in capital	292,374	253,086
Receivables from related parties, net	-	(250)
Accumulated other comprehensive income	51	8,619
Accumulated deficit	(259,421)	(239,634)
Total shareholders' equity	33,061	21,864
Total liabilities and shareholders' equity	$45,298	$35,325

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Contract revenue	$2,588	$1,618	$9,010	$5,275
Product revenue	400	224	1,474	1,768
Total revenue	2,988	1,842	10,484	7,043

Cost of contract revenue	1,340	905	4,916	3,398
Cost of product revenue	556	1,118	1,690	4,768
Total cost of revenue	1,896	2,023	6,606	8,166

Gross margin	1,092	(181)	3,878	(1,123)

Research and development expense	4,697	3,399	14,944	10,715
Sales, marketing, general and administrative expense	4,451	4,296	15,779	17,362
Gain on disposal of fixed assets	(117)	-	(117)	(198)
Total operating expenses	9,031	7,695	30,606	27,879

Loss from operations	(7,939)	(7,876)	(26,728)	(29,002)

Interest income	498	235	1,358	719
Interest expense	(14)	(949)	(513)	(5,753)
Gain (loss) on derivative instruments, net	1,226	(1,552)	(483)	1,627
Other expense	(2)	(7)	(27)	(23)

Net loss before Lumera transactions	(6,231)	(10,149)	(26,393)	(32,432)

Equity in losses of Lumera	-	-	-	(290)
Gain on sale of investment in Lumera	209	1,468	6,606	8,738

Net loss	(6,022)	(8,681)	(19,787)	(23,984)

Stated dividend on mandatorily redeemable convertible preferred stock	-	-	-	(59)
Accretion to par value of preferred stock	-	-	-	(138)
Inducement for conversion of preferred stock	-	-	-	(3,076)

Net loss available for common shareholders	$(6,022)	$(8,681)	$(19,787)	$(27,257)

Net loss per share - basic and diluted	$(0.11)	$(0.21)	$(0.40)	$(0.81)

Weighted-average shares outstanding - basic and diluted	56,726	41,214	49,963	33,572

CONTACT:
Microvision, Inc.
Matt Nichols (media), 425-882-6657
or
Tiffany Bradford (investors), 425-936-6847